Exhibit 10.4

POST PRODUCTION SERVICES AGREEMENT

This Post Production Services Agreement (the “Agreement”) entered into this 27th day of August 2010 between Empire Post Media, Inc. (the “Contractor”), and 33 Ocean Ave Films (the “Customer”).

WHEREAS, Customer is developing and preparing for production a television series currently titled “Based on a True Story”, consisting of thirteen (13) one hour episodes, for delivery to the cable television market (the “Episodes”), and

WHEREAS, Contractor is in the business of providing post production work for television programs, and

WHEREAS, the Customer and Contractor desire to enter into an agreement whereby the Contractor will perform post production services for the Customers’ Episodes.

IT IS THEREFORE AGREED:

1.
The Project.  The project consists of thirteen (13) one hour episodes for delivery to the cable television market.  The episodes will be a combination of live action and drama or dramatic re-enactment and will involve production elements that are shot both on location and on sound stages, including "green screen" effects shots, computer animation and visual effects.  Customer shall have total responsibility for creation and production of all production elements, including but not limited to those described above, and undertakes to deliver such elements to Contractor in a High Definition Digital format.  Customer intends to commence delivery of such elements no later than January 17, 2011.

2.
Post Production Services.  Contractor agrees to perform post production services for the Episodes, including  editing, creation and rendering of effects, digital compositing, sound effects, sound mix, color correction and mastering and deliverable outputs of the finished episodes, all of which is described in more detail, along with Contractor's rates, in Exhibit A attached hereto and made a part hereof (the “Services”).  Music will be provided by Customer in a “ready to mix” format.  Any variances, including added work or overages, will be mutually agreed upon between the parties before such work is undertaken.

3.
Consideration.  Contractor agrees to provide the Services and Customer agrees to pay for the Services at the rates set forth on Exhibit A attached hereto and made a part hereof, for a total consideration of $1,690,000.

4.
Further Terms and Conditions.  The parties hereto, agree that all Services and payment for Services shall be governed by the Contractor’s Standard Terms and Conditions set forth in Exhibit B attached hereto and made a part hereof.

5.
Notices.  Any notice or other communications required or permitted under this Agreement shall be in writing and may be delivered , personally, by facsimile, or by prepaid registered mail addressed to the addresses set forth below, or to such other address as the addressee may have specified by notice under this provision.  Any such notice or other communication, if delivered or mailed, shall be deemed to have been given when received, and if by facsimile, shall be deemed to have been given when the appropriate transmission report acknowledging receipt is received by the sender.  All notices shall be sent to the parties as follows:

If to Contractor:	If to Customer:
Peter Dunn, President	Ellen Fontana
Empire Post Media, Inc.	33 Ocean Ave Films
280 South Beverly Drive, Ste. 205	3058 Olive Avenue
Beverly Hills, CA 90212	Altadena, CA 91001
Fax No. (310) 472-5138	Fax No. _______________

Courtesy copy to:
William B. Barnett
Law Offices of William B. Barnett
21550 Oxnard Street, Suite 200
Woodland Hills, CA 91367
Fax No. (818) 999-2269

IN WITNESS WHEREOF, the parties hereto have executed this Post Production Services Agreement as of the date first set forth above.

Contractor:		Customer:

EMPIRE POST MEDIA, INC.		33 OCEAN AVE FILMS

By:	/s/ Peter Dunn	By:	/s/ Ellen Fontana
	Peter Dunn, President		Ellen Fontana